EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

                   Superclick Announces Appointment of New CFO

LAGUNA HILLS, Calif., Aug 31, 2004 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK), a leading provider of Internet access management solutions to the hospitality, multi-tenant unit (MTU) and education markets, announced the appointment of Claude Smith as Chief Financial Officer effective immediately. Mr. Smith has more than 20 years of experience in senior executive and financial management roles.

"I am excited to join the Superclick team and look forward to helping the company during its next stage of growth," said Mr. Smith. "I believe Superclick is well-positioned to build on its successes and further leverage its IP platform while continuing to provide excellent customer service."

Mr. Smith has a wide breadth of experience, ranging from start-ups to divisions of multi-billion dollar enterprises in the manufacturing, distribution and service sectors. "We are fortunate to have a highly skilled and accomplished executive like Claude join our management team," said John Glazik, Superclick President and CEO. "His financial experience will be an invaluable asset in supporting our growth opportunities and his addition substantially rounds out our management team."

About Superclick, Inc.

Superclick, Inc. (OTCBB:SPCK), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)) in worldwide hospitality, multi-tenant unit (MTU) and university markets. Superclick provides hotels, MTU residences and universities with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's proprietary technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC, Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada and the United States.

Safe Harbor Statement

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


SOURCE: Superclick, Inc.